Exhibit 99.1

For Immediate Release

Hasbro Reports Full-Year and Fourth Quarter 2018 Financial Results

Board of Directors Increases Quarterly Dividend 8%,

 or $0.05 per share, to $0.68 per share

Full-Year 2018

•          2018 full-year net revenues of $4.58 billion decreased 12%, including an unfavorable $43.0 million impact of foreign exchange;

•          2018 revenues grew in the Entertainment and Licensing segment, but declined in the U.S. and Canada and International operating segments;

•          Retailer inventories declined significantly in the U.S. and Europe, reflecting the loss of Toys“R”Us in addition to the Company’s and retailers’ continued efforts to reduce retail inventory levels;

•          Reported net earnings for the full-year 2018 were $220.4 million or $1.74 per diluted share; Adjusted net earnings were $488.8 million, or $3.85 per diluted share, excluding aggregate after-tax charges detailed below of $268.4 million, or $2.11 per diluted share;

•          Company remains in strong financial position including year-end cash and cash equivalents of $1.18 billion; Generated $646.0 million in operating cash flow; Returned $559.4 million to shareholders in 2018; $309.3 million in dividends and $250.1 million in share repurchases.

Fourth Quarter 2018

•          Fourth quarter net revenues decreased 13% to $1.39 billion, including an unfavorable $35.1 million impact of foreign exchange;

•          Reported net earnings for the fourth quarter 2018 were $8.8 million or $0.07 per diluted share; Adjusted net earnings were $169.6 million, or $1.33 per diluted share, excluding net after-tax charges detailed below of $160.8 million, or $1.26 per diluted share.

Pawtucket, R.I., February 8, 2019 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2018. Net revenues for the full-year 2018 decreased 12% to $4.58 billion versus $5.21 billion in 2017. The lower revenues reflect lost Toys“R”Us revenues throughout 2018 in the U.S., Europe and Asia Pacific, as well as a more meaningful impact than expected from the liquidation of Toys“R”Us inventory into these markets. In addition, revenues declined internationally, most notably in Europe where the Company addressed changing consumer shopping behaviors, a rapidly evolving retail landscape and reduced retail inventory, amidst challenging economies in key markets, notably the U.K. 2018 net revenues also include an unfavorable $43.0 million impact from foreign exchange.

As reported net earnings for the full-year 2018 were $220.4 million, or $1.74 per diluted share, compared to $396.6 million, or $3.12 per diluted share, in 2017. Adjusted 2018 net earnings were $488.8 million, or $3.85 per diluted share, excluding after-tax charges of $268.4 million, or $2.11 per diluted share. Adjusted 2017 net earnings were $693.1 million, or $5.46 per diluted share, excluding a $296.5 million, or $2.33 per diluted share, impact from U.S. tax reform.

The after-tax charges excluded from 2018 full-year adjusted net earnings consist of:

•          $96.9 million, or $0.76 per diluted share, associated with fourth quarter 2018 non-cash impairment charges related to Backflip Studios goodwill and other intangible assets;

•          $77.9 million, or $0.61 per diluted share, of severance costs associated with previously announced organizational actions;

•          $52.8 million, or $0.42 per diluted share, associated with Toys“R”Us, primarily bad debt expense; and

•          $40.7 million, or $0.32 per diluted share, impact from U.S. tax reform based on remeasurement of current liabilities and additional regulations issued in 2018.

“2018 was a very disruptive year, driven by the bankruptcy and liquidation of Toys“R”Us across most of the world and a rapidly shifting consumer and retail landscape,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “During 2018, we diversified our retailer base, meaningfully lowered retailer inventories and delivered innovative new offerings to our global consumers. We were not, however, able to recapture as much of the Toys“R”Us business during the holiday period as we anticipated as the effect of its liquidated inventory in the market was more impactful than we and industry experts expected. It is an unprecedented yet finite event. In addition, as we discussed throughout the year, our European shipments declined as the teams successfully lowered retailer inventories amidst a declining toy and game market.

“Throughout 2018, we engaged in several major innovation initiatives and initiated significant organizational changes to enable us to stabilize our European business in 2019 and return Hasbro to profitable growth this year,” continued Goldner. “In 2019 we are entering the next innovation cycle for NERF and we will deliver break frame innovation across price points in the market this year. Hasbro’s POWER RANGERS line will hit the market in the second quarter, setting the stage for an all new era for this iconic brand. We are positioned to advance our gaming leadership, leveraging our investments, social relevance, innovative game play and the industry’s broadest games portfolio, including the launch of our digital game Magic: The Gathering Arena. We will deliver all new play experiences in support of a raft of compelling entertainment properties, including Marvel Studios’ Captain Marvel and  Avengers: Endgame, Columbia Pictures’ Spider-Man: Far From Home, Disney Animation’s Frozen 2 and Lucasfilm’s Star Wars: Episode IX. Finally, to successfully deliver these and numerous other initiatives, we’ve re-imagined and re-designed our go-to-market strategy globally supported by compelling, digital-first marketing programs for our consumers and retailers.”

“Despite the challenging year, Hasbro remains in a strong financial position with the ability to continue investing to drive profitable long-term growth and raise our quarterly dividend 8% in 2019,” said Deborah Thomas, Hasbro’s chief financial officer. “Given the rapid change in our business, our global teams are focused on identifying incremental opportunities to deliver top and bottom line returns. Investments to drive top line growth include the acquisition of POWER RANGERS, storytelling such as Bumblebee  and new growth drivers including Magic: The Gathering Arena and the associated MAGIC esports initiatives. We’ve also undertaken important operational programs-investing in the geographic diversification of our manufacturing locations and a new Midwest U.S. warehouse opening in 2019. In addition, the organizational actions we outlined are now expected to deliver $50 to $55 million in net pre-tax savings in 2019.”

Fourth Quarter 2018 Financial Results

Fourth quarter 2018 net revenues of $1.39 billion declined 13% compared to $1.60 billion in 2017.  Fourth quarter 2018 net revenues include an unfavorable $35.1 million impact from foreign exchange.

As reported net earnings for the fourth quarter 2018 were $8.8 million, or $0.07 per diluted share, compared to a net loss for the fourth quarter 2017 of $5.3 million, or $0.04 per diluted share. Adjusted net earnings for the fourth quarter 2018 were $169.6 million, or $1.33 per diluted share, excluding net after-tax charges of $160.8 million, or $1.26 per diluted share.  Adjusted net earnings for the fourth quarter 2017 were $291.2 million, or $2.30 per diluted share, excluding $296.5 million or $2.35 per diluted share, from U.S. tax reform.

The after-tax charges and benefits excluded from 2018 fourth quarter adjusted net earnings consist of:

  $96.9 million, or $0.76 per diluted share, associated with fourth quarter 2018 non-cash impairment charges related to Backflip Studios goodwill and other intangible assets;
  $62.2 million, or $0.49 per diluted share, of severance costs associated with previously announced organizational actions;
  $10.2 million, or $0.08 per diluted share, associated with U.S. tax reform based on a remeasurement of the transition liability; and
  A benefit of $8.5 million, or $0.07 per diluted share, from a higher than previously anticipated recovery of pre-bankruptcy receivables based on the Company’s final settlement with Toys“R”Us.

Full-Year 2018 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2018	FY 2017	% Change	FY 2018	FY 2017	% Change
U.S. and Canada	$2,433.4	$2,690.5	-10%	$382.0	$509.9	-25%
International	$1,847.6	$2,233.6	-17%	$39.5	$228.7	-83%
Entertainment and Licensing	$298.5	$285.6	+5%	$17.3	$96.4	-82%

Note: Full-year 2018 segment operating profit is as reported. Adjusted segment operating profit excludes Non-GAAP adjustments. A reconciliation is in the attached schedule “Reconciliation of As Reported to Adjusted Operating Results.” Non-GAAP adjustments recorded in the Corporate and Eliminations segment include $89.3 million of pre-tax severance costs from organizational actions, $31.3 million of pre-tax asset impairment costs and $7.0 million of royalty expense associated with Toys“R”Us.

Full-year 2018 U.S. and Canada segment net revenues decreased 10% to $2.43 billion as compared to $2.69 billion in 2017. The U.S. and Canada segment reported operating profit was $382.0 million. Adjusted segment operating profit, excluding pre-tax charges of $45.8 million associated with Toys“R”Us, was $427.8 million. The segment’s 2018 revenue and operating profit were negatively impacted by the loss of Toys“R”Us revenues as well as a higher mix of close out activity at retail in 2018.

Full-year International segment net revenues decreased 17% to $1.85 billion compared to $2.23 billion in 2017. Full-year 2018 International segment revenues include an unfavorable $41.7 million impact of foreign exchange. On a regional basis, Europe net revenues decreased 24%, Latin America decreased 6% and Asia Pacific decreased 5%. Emerging markets net revenues decreased 12% for the full year. International segment reported operating profit was $39.5 million. On an adjusted basis, excluding pre-tax charges of $7.6 million associated with Toys“R”Us, operating profit was $47.1 million. Revenues and operating profits in the segment were negatively impacted by efforts to clear excess retail inventory in Europe, as well as the loss of Toys“R”Us revenues in many European and Asia Pacific markets.

Entertainment and Licensing segment net revenues increased 5% to $298.5 million compared to $285.6 million in 2017, due to changes in revenue recognition in 2018 and a multi-year digital streaming deal for Hasbro television programming. Revenue accounting changes included the timing of revenue recognition for minimum guarantee license contracts. Excluding a pre-tax $86.3 million non-cash fourth quarter 2018 goodwill impairment charge related to Backflip Studios, adjusted operating profit was $103.6 million. The segment’s underlying operating profit margin, excluding impairment charges, increased to 34.7% versus 33.8% in 2017.

Fourth Quarter and Full-Year 2018 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q4 2018	Q4 2017	% Change	FY 2018	FY 2017	% Change
Franchise Brands	$729.9	$796.3	-8%	$2,445.9	$2,690.4	-9%
Partner Brands	$272.9	$342.9	-20%	$987.3	$1,271.6	-22%
Hasbro Gaming*	$267.4	$343.3	-22%	$787.7	$893.0	-12%
Emerging Brands	$119.0	$113.7	+5%	$358.8	$354.8	+1%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $479.0 million for the fourth quarter 2018, down 12%, versus $546.4 million in the fourth quarter 2017 and down 4% to $1,443.2 million for full-year 2018 versus $1,497.8 million for full-year 2017.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Full-year 2018 Franchise Brand net revenues decreased 9% to $2.45 billion. Revenue gains in MONOPOLY and MAGIC: THE GATHERING was more than offset by declines in all other Franchise Brands. Franchise Brand revenues grew in the Entertainment and Licensing segment; but declined in the U.S. and Canada and International segments.

Partner Brand net revenues decreased 22% to $987.3 million. Revenue growth in BEYBLADE and MARVEL was more than offset by declines in STAR WARS, DISNEY PRINCESS, FROZEN and TROLLS. Partner Brand revenues decreased in the U.S. and Canada and International segments.

Hasbro Gaming net revenues declined 12% to $787.7 million. DUNGEONS and DRAGONS, DON’T STEP IN IT, CONNECT 4 and JENGA revenues grew, but were more than offset by declines in PIE FACE, SPEAK OUT and other gaming properties. Hasbro Gaming revenues declined in all three major operating segments. Hasbro’s total gaming category revenues decreased 4% to $1.44 billion, including growth in MONOPOLY and MAGIC: THE GATHERING.

Emerging Brands net revenues increased 1% to $358.8 million, driven by the introduction of new collectible lines including LOST KITTIES and YELLIES and the contribution of POWER RANGERS licensing revenues. These revenue gains were partially offset by declines in other brands including FURREAL FRIENDS and PLAYSKOOL. Emerging Brand net revenues grew in the International and Entertainment and Licensing segments.

Dividend and Share Repurchase

The Company paid $309.3 million in cash dividends to shareholders during 2018. Hasbro’s Board of Directors has declared a quarterly cash dividend of $0.68 per common share.  This represents an increase of $0.05 per share, or 8%, from the previous quarterly dividend of $0.63 per common share. The dividend will be payable on May 15, 2019 to shareholders of record at the close of business on May 1, 2019.

For the full-year 2018, Hasbro repurchased 2.66 million shares of common stock at a total cost of $250.1 million and an average price of $94.15 per share. At year end, $428.0 million remained available in the current share repurchase authorization.

Asset Impairments

During the fourth quarter of 2018, the Company took a number of actions to react to a rapidly changing mobile gaming industry that resulted in a modification to the Company’s long-term plan for its Backflip business. These modifications included organizational actions and related personnel changes, the extension of launch dates for games currently in or planned for development and the addition of partners for the development of future game releases. The modifications resulted in changes to the long-term projections for the Backflip business which led the Company to conclude the goodwill associated with the Backflip reporting unit was impaired. The Company recorded a pre-tax non-cash impairment charge of $86.3 million for the year ended December 30, 2018.

The Company also concluded that certain intangible assets were also impaired during the fourth quarter 2018. The impairments were primarily the result of changes to revenue projections that became apparent after the recent holiday period. This resulted in recording a pre-tax non-cash impairment charge of $31.3 million in the year ended December 30, 2018.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2018 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 5 on the 2018 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2019 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals, such as stabilizing the European business in 2019 and returning the overall business to growth this year, and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, including, without limitation, changes in exchange rates or other macroeconomic conditions currently impacting customers and consumers for the Company’s products in the United Kingdom, Brazil, and Russia, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income, lower retailer inventories and lower spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products, and the ability to drive sales of products associated with such entertainment properties; (v) the Company’s ability to successfully evolve and transform its business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are critical, traditional retailers face challenges from disintermediation and our success depends on developing additional retail channels and paths to our consumers, and difficulties or delays the Company may experience in successfully implementing and developing new capabilities and making the changes to its business that are required to be successful under these changing marketplace conditions; (vi) our ability to successfully develop and grow new areas of our business, such as Magic: The Gathering Arena and esports initiatives from our Wizards of the Coast business; (vii) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (viii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (ix) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (x) the ability of the Company to successfully develop, produce and distribute motion pictures under its relationship with Paramount Pictures Corporation, and consumer interest in those motion pictures and related merchandise; (xi) consumer interest in programming created by Hasbro Studios, and other factors impacting the financial performance of  Hasbro Studios and the Discovery Family Channel; (xii) existing retail inventories, which can depress purchases of new products by retailers and/or other aspects of the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xiii) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xiv) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xv) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the subsequent liquidation of the Toys“R”Us business in the United States, as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of a smaller retail customer of the Company, such as Sears Holdings Corporation, any of which could negatively impact the Company's revenues or bad debt exposure and create challenges to the Company and its financial performance as the Company attempts to recapture this lost business through other customers or channels and faces suppressed sales of new products caused by the liquidation of existing retail inventories into the market;  (xvi) ability to realize the benefits of cost-savings and efficiency enhancing initiatives; (xvii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xviii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to some or all of the products the Company purchases from vendors in China, and imports into the United States, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xix) the ability of the Company to successfully diversify sourcing of its products to reduce reliance on sources of supply in China; (xx) the application of tariffs to some or all of the Company’s products being imported into other markets, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products; (xxi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xxii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xxiii) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, such as what may occur as the U.S. Tax Cuts and Jobs Act is interpreted and applied, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xiv) the impact of litigation or arbitration decisions or settlement actions; and (xv) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and Adjusted earnings per diluted share, excluding the impact of charges associated with the Toys“R”Us liquidation; goodwill and intangible asset impairments; severance costs and U.S. tax reform, as well as Adjusted operating profit absent the impact of the charges associated with the Toys“R”Us liquidation, goodwill and intangible asset impairments and severance costs. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of charges associated with the Toys“R”Us liquidation, goodwill and intangible asset impairments and severance costs in the fourth quarter and full-year 2018. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit absent the impact of charges associated with the Toys“R”Us liquidation, goodwill and intangible asset impairments and severance costs in the fourth quarter and full-year 2018 provides investors with an understanding of the underlying performance of the Company’s business absent these unusual events.  Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Dec. 30, 2018	Dec. 31, 2017
ASSETS
Cash and Cash Equivalents	$1,182,371	$1,581,234
Accounts Receivable, Net	1,188,052	1,405,399
Inventories	443,383	433,293
Other Current Assets	268,698	214,000
Total Current Assets	3,082,504	3,633,926
Property, Plant and Equipment, Net	256,473	259,710
Other Assets	1,924,011	1,396,347
Total Assets	$5,262,988	$5,289,983

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$9,740	$154,957
Payables and Accrued Liabilities	1,264,584	1,096,740
Total Current Liabilities	1,274,324	1,251,697
Long-term Debt	1,695,092	1,693,609
Other Liabilities	539,086	514,720
Total Liabilities	3,508,502	3,460,026
Total Shareholders' Equity	1,754,486	1,829,957
Total Liabilities and Shareholders' Equity	$5,262,988	$5,289,983

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Year Ended

	Dec. 30, 2018	% Net Revenues	Dec. 31, 2017	% Net Revenues	Dec. 30, 2018	% Net Revenues	Dec. 31, 2017	% Net Revenues
Net Revenues	$1,389,161	100.0%	$1,596,111	100.0%	$4,579,646	100.0%	$5,209,782	100.0%
Costs and Expenses:
Cost of Sales	601,588	43.3%	628,722	39.4%	1,850,678	40.4%	2,033,693	39.0%
Royalties	110,698	8.0%	122,734	7.7%	351,660	7.7%	405,488	7.8%
Product Development	63,115	4.5%	76,255	4.8%	246,165	5.4%	269,020	5.2%
Advertising	149,921	10.8%	159,577	10.0%	439,922	9.6%	501,813	9.6%
Amortization of Intangibles	8,830	0.6%	6,564	0.4%	28,703	0.6%	28,818	0.6%
Program Production Cost Amortization	10,487	0.8%	19,646	1.2%	43,906	1.0%	35,798	0.7%
Selling, Distribution and Administration	433,975	31.2%	311,525	19.5%	1,287,560	28.1%	1,124,793	21.6%
Operating Profit	10,547	0.8%	271,088	17.0%	331,052	7.2%	810,359	15.6%
Interest Expense	22,435	1.6%	24,516	1.5%	90,826	2.0%	98,268	1.9%
Other Income, Net	(6,760)	-0.5%	(32,014)	-2.0%	(30,176)	-0.7%	(74,059)	-1.4%
(Loss) Earnings before Income Taxes	(5,128)	-0.4%	278,586	17.5%	270,402	5.9%	786,150	15.1%
Income Tax (Benefit) Expense	(13,894)	-1.0%	283,884	17.8%	49,968	1.1%	389,543	7.5%
Net Earnings (Loss)	$8,766	0.6%	$(5,298)	-0.3%	$220,434	4.8%	$396,607	7.6%

Per Common Share
Net Earnings (Loss)
Basic	$0.07		$(0.04)		$1.75		$3.17
Diluted	$0.07		$(0.04)		$1.74		$3.12

Cash Dividends Declared	$0.63		$0.57		$2.52		$2.28

Weighted Average Number of Shares
Basic	126,582		124,528		126,132		125,039
Diluted	127,237		124,528		126,890		127,031

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	Dec. 30, 2018	Dec. 31, 2017
Cash Flows from Operating Activities:
Net Earnings	$220,434	$396,607
Non-cash Adjustments	327,339	331,770
Changes in Operating Assets and Liabilities	98,224	(3,999)
Net Cash Provided by Operating Activities	645,997	724,378

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(140,426)	(134,877)
Investments and Acquisitions, Net of Cash Acquired	(155,451)	-
Other	9,400	3,396
Net Cash Utilized by Investing Activities	(286,477)	(131,481)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	-	493,878
Repayments of Borrowings with Maturity Greater Than 3 Months	-	(350,000)
Net Repayments of Short-term Borrowings	(142,357)	(18,419)
Purchases of Common Stock	(250,054)	(151,311)
Stock-based Compensation Transactions	29,999	29,431
Dividends Paid	(309,258)	(276,973)
Employee Taxes Paid for Shares Withheld	(58,344)	(31,994)
Other	(7,087)	(6,785)
Net Cash Utilized by Financing Activities	(737,101)	(312,173)

Effect of Exchange Rate Changes on Cash	(21,282)	18,225

Cash and Cash Equivalents at Beginning of Year	1,581,234	1,282,285

Cash and Cash Equivalents at End of Year	$1,182,371	$1,581,234

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	Dec. 30, 2018	Dec. 31, 2017	% Change	Dec. 30, 2018	Dec. 31, 2017	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$685,605	$750,690	-9%	$2,433,412	$2,690,527	-10%
Operating Profit	102,649	146,353	-30%	382,013	509,942	-25%
Operating Margin	15.0%	19.5%		15.7%	19.0%

International Segment:
External Net Revenues	618,492	722,505	-14%	1,847,585	2,233,579	-17%
Operating Profit	29,111	79,234	-63%	39,470	228,669	-83%
Operating Margin	4.7%	11.0%		2.1%	10.2%

Entertainment and Licensing Segment:
External Net Revenues	85,064	122,916	-31%	298,540	285,579	5%
Operating Profit	(48,880)	56,820	-186%	17,311	96,400	-82%
Operating Margin	-57.5%	46.2%		5.8%	33.8%

International Segment Net Revenues by Major Geographic Region
Europe	$360,411	$460,482	-22%	$1,046,901	$1,381,949	-24%
Latin America	146,001	146,017	0%	454,066	485,088	-6%
Asia Pacific	112,080	116,006	-3%	346,618	366,542	-5%
Total	$618,492	$722,505		$1,847,585	$2,233,579

Net Revenues by Brand Portfolio (1)
Franchise Brands	$729,916	$796,254	-8%	$2,445,902	$2,690,394	-9%
Partner Brands	272,859	342,873	-20%	987,283	1,271,597	-22%
Hasbro Gaming	267,358	343,283	-22%	787,692	893,019	-12%
Emerging Brands	119,028	113,701	5%	358,769	354,772	1%
Total Net Revenues	$1,389,161	$1,596,111		$4,579,646	$5,209,782

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and
MONOPOLY, totaled $479,005 and $1,443,164 for the quarter and year ended December 30, 2018, respectively, down 12% and 4%, respectively, from revenues of $546,397 and $1,497,794 for the quarter and year ended December 31, 2017, respectively.

(1) For the quarter and year ended December 31, 2017, revenues of $32,036 and $122,432, respectively, were reclassified from Emerging Brands to Franchise Brands to conform to the presentation for the quarter and year ended December 30, 2018.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit
	Quarter Ended December 30, 2018		Year Ended December 30, 2018
	Pre-tax	Post-tax	Pre-tax	Post-tax
	Adjustments	Adjustments	Adjustments	Adjustments
Incremental costs impact of Toys"R"Us (1)	$(10,068)	$(8,543)	$60,360	$52,829
Severance (2)	72,000	62,249	89,349	77,948
Asset Impairments (3)	117,556	96,928	117,556	96,928
	$179,488	$150,634	$267,265	$227,705

(1) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe.
As a result, the Company recognized incremental bad debt expense on outstanding Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys"R"Us.

(2) In the first quarter of 2018, the Company incurred $17.3 million of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72.0 million of severance charges. All 2018 severance charges constitute the
"2018 Restructuring Program." These charges were included in Corporate and Eliminations.

(3) In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86.3 million, as well as impairments of certain definite-lived intangible assets totaling
$31.3 million.

Reconciliation of Operating Profit Results
	Quarter Ended December 30, 2018			Year Ended December 30, 2018
	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted

Adjusted Company Results
External Net Revenues	$1,389,161	$-	$1,389,161	$4,579,646	$-	$4,579,646
Operating Profit	10,547	179,488	190,035	331,052	267,265	598,317
Operating Margin	0.8%	12.9%	13.7%	7.2%	5.8%	13.1%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$685,605	$-	$685,605	$2,433,412	$-	$2,433,412
Operating Profit	102,649	(6,518)	96,131	382,013	45,759	427,772
Operating Margin	15.0%	-1.0%	14.0%	15.7%	1.9%	17.6%

International Segment:
External Net Revenues	618,492	-	618,492	1,847,585	-	1,847,585
Operating Profit	29,111	(3,550)	25,561	39,470	7,601	47,071
Operating Margin	4.7%	-0.6%	4.1%	2.1%	0.4%	2.5%

Entertainment and Licensing Segment:
External Net Revenues	85,064	-	85,064	298,540	-	298,540
Operating Profit	(48,880)	86,253	37,373	17,311	86,253	103,564
Operating Margin	-57.5%	101.4%	43.9%	5.8%	28.9%	34.7%

Corporate and Eliminations:
The Corporate and Eliminations segment included non-GAAP adjustments of $103.3 million for the quarter ended December 30, 2018 and
$127.7 million for the year ended December 30, 2018, consisting of $72.0 million in Q4 2018 and $89.3 million in FY 2018 of severance;
$31.3 million for both Q4 2018 and FY 2018 of asset impairments; and $7.0 million of royalty expense related to Toys"R"Us losses in FY 2018.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
		Diluted		Diluted
	Dec. 30,	Per Share	Dec. 31,	Per Share
(all adjustments reported after-tax)	2018	Amount	2017	Amount
Net Earnings (Loss), as Reported	$8,766	$0.07	$(5,298)	$(0.04)
Incremental costs impact of Toys"R"Us	(8,543)	(0.07)	-	-
Severance	62,249	0.49	-	-
Impact of Tax Reform (1)	10,196	0.08	296,512	2.35
Asset Impairments	96,928	0.76	-	-
Net Earnings, as Adjusted	$169,596	$1.33	$291,214	$2.30

	Year Ended
		Diluted		Diluted
	Dec. 30,	Per Share	Dec. 31,	Per Share
(all adjustments reported after-tax)	2018	Amount	2017	Amount
Net Earnings, as Reported	$220,434	$1.74	$396,607	$3.12
Incremental costs impact of Toys"R"Us	52,829	0.42	-	-
Severance	77,948	0.61	-	-
Impact of Tax Reform (1)	40,650	0.32	296,512	2.33
Asset Impairments	96,928	0.76	-	-
Net Earnings, as Adjusted	$488,789	$3.85	$693,119	$5.46

(1) The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in 2018.

	Quarter Ended		Year Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
Reconciliation of EBITDA	2018	2017	2018	2017
Net Earnings (Loss)	$8,766	$(5,298)	$220,434	$396,607
Interest Expense	22,435	24,516	90,826	98,268
Income Taxes (including Tax Reform)	(13,894)	283,884	49,968	389,543
Depreciation	34,340	35,165	139,255	143,018
Amortization of Intangibles	8,830	6,564	28,703	28,818
EBITDA	$60,477	$344,831	$529,186	$1,056,254
Non-GAAP Adjustments	179,488	(19,911)	267,265	(19,911)
Adjusted EBITDA	$239,965	$324,920	$796,451	$1,036,343